Exhibit 4.1

Specimen Stock Certificate

NUMBER ______________	SHARES ______________

INCORPORATED UNDER THE LAWS OF STATE OF NEVADA APRIL 11, 2002
BARNABUS ENTERPRISES LTD.
CAPITAL STOCK: 75,000,000 SHARES COMMON STOCK PAR VALUE $.001 FULLY PAID AND NON-ASSESSABLE

This Certifies that ---------------------------------- is the registered holder of ----------------------------------- shares of common stock of the capital of BARNABUS ENTERPRISES LTD., transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal, if adopted, to be hereunto affixed this ----- day of -----------------------, A.D. 20----------.

_________________________________ President	_________________________________ Secretary